Exhibit 5.1

Douglas M. Lurio **	One Commerce Square	*Member of Pennsylvania

Margaret Sherry Lurio *	2005 Market Street	& New Jersey Bars

Shaila Prabhakar *	Suite 3120	** Member of Pennsylvania

Patrick Devine***	Philadelphia, PA 19103-7015	& Florida Bars

*** Member of Pennsylvania, New York

	TEL: (215) 665-9300	& New Jersey Bars

FAX: (215) 665-8582

DLurio@LurioLaw.com

May 21, 2018

USA Technologies, Inc.
100 Deerfield Lane, Suite 300
Malvern, PA 19355

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-1 (File No. 333-224804) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), covering the registration of 5,370,213 shares of Common Stock, no par value (the “Common Stock”), of USA Technologies, Inc., a Pennsylvania corporation  (the “Company”). The shares of Common Stock covered by the Registration Statement consist of 4,116,563 shares of Common Stock to be sold by the Company, 700,463 shares of Common Stock issuable upon exercise of an option granted by the Company to the underwriters to purchase additional shares of Common Stock, and 553,187 shares of Common Stock to be sold by the selling shareholders identified in the Registration Statement (the “Selling Shareholders”).

The Common Stock is to be sold by the Company and the Selling Shareholders pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into by and among the Company, the Selling Shareholders and William Blair & Company, L.L.C., as representative of the several underwriters named in the Underwriting Agreement, the form of which has been filed as Exhibit 1.1 to the Registration Statement.

We are acting as counsel for the Company in connection with the issue and sale by the Company of the Common Stock. We have examined signed copies of the Registration Statement as filed with the Commission. We have also examined and relied upon the Underwriting Agreement, resolutions of the Board of Directors of the Company, the Articles of Incorporation and By-laws of the Company, each as restated or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments and other documents submitted to us; (ii) the legal capacity and authority of all persons or entities executing all agreements, instruments and other documents submitted to us; (iii) the authenticity and completeness of all agreements, instruments, corporate records, certificates, and other documents submitted to us as originals; (iv) that all agreements, instruments, corporate records, certificates, and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic, or other copies conform to authentic originals thereof, and that such originals are authentic and complete; (v) the due authorization, execution, and delivery of all agreements, instruments, and other documents by all parties thereto; and (vi) that the statements contained in the certificates and comparable documents of public officials, officers, and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct. As to all matters of fact, we have relied (without independent investigation) upon the truthfulness and accuracy of the representations made in certificates or comparable documents of public officials and officers and representatives of the Company.

Based upon and in reliance on the foregoing, and subject to the assumptions, limitations, qualifications, and exceptions set forth herein, we are of the opinion that: (i) the shares of Common Stock to be sold by the Company have been duly authorized, and when the Registration Statement becomes effective under the Securities Act, the final Underwriting Agreement is duly executed and delivered by the parties thereto, and the Common Stock is registered by the Company’s transfer agent and delivered against payment of the agreed consideration therefor, all in accordance with the final Underwriting Agreement, the shares of Common Stock will be validly issued, fully paid and non-assessable; and (ii) the shares of Common Stock to be sold by the Selling Shareholders have been duly authorized and are validly issued, fully paid and non-assessable.

We express no opinion with regard to the law of any jurisdiction other than the Commonwealth of Pennsylvania as in effect as of the date hereof.  This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus that is a part of the Registration Statement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations of the Commission thereunder.

This opinion letter speaks as of the date hereof and we assume no obligation to advise you or any other person with regard to any change in the circumstances or the law that may bear on the matters set forth herein after the date hereof, even though the change may affect the legal analysis, a legal conclusion or other matters in this opinion letter.

Very truly yours,

/s/ Lurio & Associates, P.C.

Lurio & Associates, P.C.